Exhibit 21


                          Subsidiaries of the Company

                                                 Jurisdiction of Incorporation

Guyana Telephone and Telegraph Company Limited               Guyana
ATN (Haiti), Inc.                                            Delaware
Digicom S.A.                                                 Haiti